EXHIBIT 10.02

SETTLEMENT AGREEMENT AND GENERAL RELEASE

This Settlement Agreement and General Release (the “Agreement”) is by and between VeriSign, Inc., a Delaware corporation, for itself and for all of its owners, partners, affiliated and related organizations (including but not limited to VeriSign Japan, KK), employees, agents, representatives and assigns, and each of them (collectively “VeriSign” or the “Company”) on the one hand, and William A. Roper, Jr., for himself, and his agents, representatives, heirs and assigns (“Roper”), on the other hand.

RECITALS

A. The purpose of this Agreement is to settle and compromise, fully and completely, all disputes, claims and controversies of any type or nature that Roper may have or may believe he has, against VeriSign, without limitation of any kind, and including all claims arising out of Roper’s employment with, and separation of Roper’s employment from VeriSign, without admission of liability, or of any act, claim or defense.

B. Roper acknowledges that he is entering into this Agreement after consulting with counsel. This settlement shall not be construed as an admission of liability by any party for any purpose.

C. This Agreement, once signed by Roper, is subject to approval by the Board of Directors of VeriSign, Inc.

NOW THEREFORE, in consideration of the covenants and promises contained in this Agreement and other good and valuable consideration, it is hereby agreed among the parties as follows:

AGREEMENT

1. Denial of Liability. Roper acknowledges that VeriSign denies any liability to him in connection with Roper’s employment and separation from employment with VeriSign. Roper expressly recognizes that this Agreement shall not in any way be construed as an admission by VeriSign of any unlawful or wrongful acts whatsoever against Roper or any other person or entity. VeriSign expressly denies any violation of any policy or procedure, or of any state or federal law or regulation. VeriSign also specifically denies any liability to or wrongful acts against Roper, or any other person, on the part of itself, or any officers, members, employees or agents of VeriSign. This Agreement shall not be admissible in any proceeding as evidence of or any admission by VeriSign of any violation of any law or regulation or wrongful act. This Agreement may, however, be introduced in any proceeding to enforce this Agreement.

2. Warranties.

(a) Roper specifically represents that he has no pending complaints or charges against VeriSign with any state or federal court or any local, state or federal agency, division or department, based on any events occurring prior to the date of execution of this Agreement.

(b) Roper further represents that he will not in the future file, instigate, encourage or support the filing or prosecution of any lawsuit by any party in any state or federal court or any proceeding before any local, state or federal agency, department or division, claiming that VeriSign has engaged in any tortious conduct or violated any local, state or federal laws, statutes, ordinances or regulations, including but not limited to: fraud; breach of contract (including any contractual agreement for indemnification, rights upon change in control, or stock options); breach of the implied covenant of good faith and fair dealing; inducement of breach; wrongful or unlawful failure to hire, discharge or demotion; violation of public policy; invasion of privacy; intentional or negligent infliction of emotional distress; retaliation, intentional or negligent misrepresentation; conspiracy; failure to pay wages, benefits, vacation pay, severance pay, or other compensation of any sort; defamation; unlawful effort to prevent employment; discrimination or harassment on the basis of race, color, sex, gender identity, sexual orientation, national origin, ancestry, religion, disability, handicap, medical condition, genetic characteristic, marital status, age or any other protected class; any claim under Title VII of the Civil Rights Act of 1964, (“Title VII), the Family Medical Leave Act (“FMLA”), the California Family Rights Act (“CFRA”), the Fair Employment & Housing Act (“FEHA”), the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), the Occupational Safety and Health Act (“OSHA” or “Cal-OSHA”) or any other health and/or safety laws, statutes or regulations; violation of the Employment Retirement Income Security Act of 1974 (“ERISA”), the Internal Revenue Code (the “IRC”), California Business and Professions Code sections 17200, et seq., or the California Labor Code or, any other wrongful conduct, based upon events occurring prior to the date of the execution of this Agreement.

3. Settlement Proceeds. In full and complete consideration for Roper’s promises and undertakings set forth in this Agreement, and upon receipt by Richard H. Goshorn, Senior Vice President, General Counsel and Secretary to the Board of VeriSign, of Roper’s fully and originally executed Settlement Agreement and General Release, Roper’s originally executed resignation of employment, and Roper’s originally executed resignation from the Boards of Directors, VeriSign will provide Roper with severance benefits (“Severance Benefits”) as follows:

a. Sign-On Stock Option. In connection with the commencement of the Roper’s employment, the Compensation Committee of VeriSign’s Board of Directors (the “Board”) granted to him a non-qualified stock option to acquire 158,227 shares of the Company’s common stock (the “Sign-On Option”). The Sign-On Option was granted on August 7, 2007 at an exercise price of $29.63 per share and vests in equal installments on each quarterly anniversary of the date of grant of the Sign-On Option over the three years from the date of grant; provided that Roper is continuously employed by VeriSign at all times during the relevant quarter. Notwithstanding the foregoing, the vesting and exercisability of the then-unvested shares of the Sign-On Option shall accelerate in full. Other than as specifically set forth in this Agreement, the Sign-On Option and the issuance of the underlying Company common stock will be subject to the terms and conditions of the VeriSign, Inc. 2006 Equity Incentive Plan (the “VeriSign 2006 Plan”) and the Sign-On Option Agreement executed by Roper and VeriSign.

b. Sign-On Restricted Stock Unit (RSU) Award. In connection with the commencement of Roper’s employment, the Compensation Committee of the Board granted to him restricted stock units to acquire 110,375 shares of the Company’s common stock (the “Sign-On RSU Award”). The Sign-On RSU Award was granted on August 7, 2007 and vests in equal installments on each quarterly anniversary of the date of grant of the Sign-On RSU Award over the three years from the date of grant; provided that Roper is continuously employed by VeriSign at all times during the relevant quarter. Notwithstanding the foregoing, the vesting of the then-unvested shares of the Sign-On RSU Award shall accelerate in full. Other than as specifically set forth in this Agreement, the Sign-On RSU Award and the issuance of the underlying VeriSign common stock will be subject to the terms and conditions of the VeriSign 2006 Plan and the Sign-On RSU Award Agreement executed by Roper and VeriSign. VeriSign shall distribute the shares underlying the Sign-On RSU Award (less applicable deductions and withholdings) to Roper between one (1) and thirty (30) days following the date on which such Sign-On RSU Award vests.

c. Other Equity Awards. Any and all other equity awards granted to Roper by the Compensation Committee of the Board, other than those discussed in the stand along agreement for waiver and release of Roper’s right to bring claims for age discrimination under the Age Discrimination in Employment Act (“ADEA”) or the Older Worker’s Benefit Protection Act (“OWBPA”), will vest, be forfeited and expire in accordance with the terms and conditions of the VeriSign 2006 Plan (or other equity plan of VeriSign pursuant to which they were granted) and the applicable award agreements executed by Roper and VeriSign.

d. Withholding Taxes; Section 409A. All payments made under this Agreement shall be subject to reduction to reflect all federal, state, local and other taxes required to be withheld by applicable law. Notwithstanding any provision to the contrary, to the extent (i) any payments to which Roper becomes entitled under this Agreement, or any agreement or plan referenced herein, in connection with his termination of employment with VeriSign constitute deferred compensation subject to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and (ii) Roper is deemed at the time of such termination of employment to be a “specified” employee under Section 409A of the Code, then such payment shall not be made or commence until the earliest of: (i) the expiration of the six (6)-month period measured from the date of his “separation from service” (as such term is at the time defined in Treasury Regulations under Section 409A of the Code) with the Company; or (ii) the date of his death following such separation from service; provided, however, that such deferral shall only be effected to the extent required to avoid adverse tax treatment to Roper, including (without limitation) the additional twenty percent (20%) tax for which he would otherwise be liable under Section 409A(a)(1)(B) of the Code in the absence of such deferral. Upon the expiration of the applicable deferral period, any payments which would have otherwise been made during that period (whether in a single sum or in installments) in the absence of this paragraph shall be paid to Roper or his beneficiary in one lump sum.

4. Release of Known and Unknown Claims.

(a) It is understood and agreed by the parties to this Agreement that in consideration of the mutual promises and covenants contained in this Agreement, and after consultation with counsel, Roper irrevocably and unconditionally releases and forever discharges VeriSign from (i) any and all causes of action, claims, actions, rights, judgments, obligations, damages, demands, accountings or liabilities of whatever kind or character, which Roper may have against VeriSign, by reason of or arising out of, touching upon or concerning Roper’ employment or separation of his employment with VeriSign, (ii) any statutory claims, and (iii) any and all other matters of whatever kind, nature or description, whether known or unknown, occurring prior to the date of the execution of this Agreement. Roper acknowledges that this release of claims specifically includes, but is not limited to, any and all claims he may have, or may believe he has, for fraud; breach of contract; breach of the implied covenant of good faith and fair dealing; inducement of breach; interference with contractual rights; wrongful or unlawful discharge or demotion; retaliation, violation of public policy; invasion of privacy; intentional or negligent infliction of emotional distress; intentional or negligent misrepresentation; conspiracy; failure to pay wages, benefits, vacation pay, severance pay, attorneys’ fees, or other compensation of any sort; defamation; unlawful effort to prevent employment; discrimination or harassment on the basis of age, race, color, sex, gender identity, sexual orientation, national origin, ancestry, religion, disability, handicap, medical condition, genetic characteristic or marital status; any claim under: Title VII, ADA, FMLA, CFRA, FEHA, COBRA, OSHA or Cal-OSHA, ERISA, IRC, Business & Professions Code sections 17200, et seq., or the California Labor Code or any other wrongful conduct, based upon events occurring prior to the date that this Agreement is executed by Roper. Roper’s release and waiver of the right to bring claims under the ADEA or OWBPA shall be covered by a separate and stand alone agreement.

(b) Roper represents and warrants that he has not assigned or subrogated any of his rights, claims or causes of action, including any rights, claims or causes of action referenced in this Agreement, or authorized any other person or entity to assert such claims on his behalf, and he agrees to indemnify and hold harmless VeriSign against any assignment of said rights, claims and/or causes of action.

5. Waiver of California Civil Code Section 1542.

(a) Roper does hereby expressly waive and relinquish all rights and benefits afforded by California Civil Code Section 1542 and does so understanding and acknowledging the significance and consequences of such specific waiver of California Civil Code Section 1542.

(b) Roper acknowledges and understands that he is being represented in this matter by counsel, and acknowledges that he is familiar with the provisions of California Civil Code Section 1542. California Civil Code Section 1542 provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

Thus, notwithstanding the provisions of Section 1542, Roper expressly acknowledges and agrees that this Agreement is also intended to include in its effect, without limitation, all such claims which he does not know or suspect to exist at the time of the execution of this Agreement, and that this Agreement contemplates the extinguishment of those claims.

(c) Roper acknowledges and agrees that he may later discover facts different from or in addition to those he now knows or believes to be true in entering into this Agreement. Roper agrees to assume the risk of the possible discovery of additional or different facts, including facts which may have been concealed or hidden, and agrees that this Agreement shall remain effective regardless of such additional or different facts. Roper further acknowledges and agrees that VeriSign had no duty to disclose any fact to him prior to the execution of this Agreement.

6. Advice of Counsel. Roper acknowledges that he was given the opportunity to seek the advice of counsel and to consider the effects of this Agreement upon his legal rights. To the extent that he has signed this Agreement without the advice of counsel, he has done so knowingly and voluntarily and with a full understanding of his rights.

7. Future Employment By Roper. In consideration for the promises and covenants contained herein, Roper agrees that he will not apply for employment with VeriSign at any time in the future, and waives and releases any right to be considered for such employment. In the event that Roper does seek to obtain such employment in any capacity after the date of the execution of this Agreement, it is agreed and understood that this Agreement shall constitute good cause for VeriSign’ refusal to offer any such employment to Roper and, if hired, for VeriSign to terminate Roper’ employment. Additionally, Roper shall direct all inquiries by future employers to VeriSign’ Human Resources Department. In response to such inquires, VeriSign’ Human Resources Representatives will comply with the company’s standard policy and procedure by confirming the fact of Roper’ employment with VeriSign, providing the starting and ending dates of Roper’ employment with VeriSign, and identifying his ending job title. The parties agree that no further information shall be requested or given.

8. Confidentiality.

a. Roper consents and agrees that he will not, at any time, disclose the terms of his settlement and/or the alleged facts or circumstances giving rise thereto (the “Confidential Information”), to any person, firm, corporation, association, or entity or the press or media for any reason or purpose whatsoever. Roper may, however, disclose the Confidential Information to his attorney, his immediate family, and to his accountant or financial advisor for tax purposes, if and only if these individuals agree to keep the Confidential Information confidential as if they were parties to this Agreement. Roper agrees that VeriSign will be a third party beneficiary entitled to enforce any agreements between Roper, on the one hand, and his attorneys, his immediate family members, or his accountant or financial advisor, on the other hand, regarding the Confidential Information (the “Roper Confidentiality Agreements”). Roper

agrees to cooperate fully with VeriSign in connection with the enforcement of any Roper Confidentiality Agreement. If Roper is served with any subpoena, court order, or other legal process seeking disclosure of any Confidential Information, Roper shall promptly send to Richard H. Goshorn, Senior Vice President, General Counsel and Secretary to the Board, such subpoena, court order, or other legal process within forty-eight (48) hours or such shorter time frame as necessary so that VeriSign may exercise any applicable legal remedies. Roper agrees and acknowledges that a violation of this paragraph by Roper shall be a material breach of this Agreement. Roper agrees that he will not disclose Confidential Information to any representative of any print, radio, internet, electronic or television media, or to any current or prospective clients. Notwithstanding any other term of this Agreement, Roper and VeriSign may disclose Confidential Information as necessary to enforce this Agreement.

b. Roper acknowledges that he has executed an Assignment of Invention, Nondisclosure and Nonsoliciation Agreement with VeriSign and the terms of that Agreement survive the termination of his employment. The Assignment of Invention, Nondisclosure and Nonsoliciation Agreement is hereby incorporated into this Agreement by reference as if set out in full.

9. No Public Statements. Roper will not make any public statement about VeriSign or his separation from VeriSign, without the advance written approval of the Board. In connection with this Agreement, VeriSign will issue a press release, subject to review by Roper. VeriSign will also make all filings required under the federal securities laws.

10. Cooperation in Legal Proceedings. In connection with the defense or prosecution of any lawsuit, claim, threatened claim, arbitration or any other legal, administrative or investigative matter, domestic or foreign, whether such matters are now pending or arise hereafter, in which the Company is a party, or likely to be made a party, Roper agrees to make himself available upon reasonable notice from the Company to provide testimony through declarations, affidavits, depositions or at a hearing or trial, and to work with the Company in preparation for such event, and to cooperate with any other reasonable request by the Company for one year (1) after the end of Roper’s employment with the Company. If the Company requests Roper’s cooperation in connection with any such legal proceeding then the Company agrees to pay for any reasonable expenses, such as economy class airfare or lodging, that Roper incurs in connection with assisting the Company, provided Roper notifies the Company in advance of what his reasonable expenses are expected to be and receive prior written approval from the Company for such expenses.

11. Delivery of Documents and Company Property. Roper represents and warrants that he has not removed any documents, records or other information, including any such documents, records or information that are or were electronically stored, from the premises of VeriSign. Roper acknowledges that such documents, records and other information are the exclusive property of VeriSign. Roper and his counsel agree to return to Richard H. Goshorn, Senior Vice President, General Counsel and Secretary to the Board, the original and/or any copies of any such documents that may currently be in his possession within seven (7) business days of the date of this Agreement. Roper agrees to immediately return to the Company any and all other property of the Company, including but not limited to computers, Treo(s) or Blackberry(s), mobile phones, ID badges and any other property or equipment issued by the Company to Roper.

12. Remedies for Breach of This Agreement.

(a) Injunctive Relief. In the event of a breach of the provisions of Paragraphs 8 through 11, inclusive of this Agreement, Roper agrees that any remedy at law for any breach or threatened breach of the provisions of such paragraphs and the covenants set forth therein, will be inadequate and, accordingly, each party hereby stipulates that the other is entitled to obtain injunctive relief for any such breaches or threatened breaches. The injunctive relief provided for in this paragraph is in addition to, and is not in limitation of, any and all other remedies at law or in equity otherwise available to the applicable party.

(b) Liquidated Damages. Any violation of the provisions contained in Paragraphs 8 through 11, inclusive of this Agreement by Roper shall be considered a material breach of this Agreement. Roper agrees and acknowledges that, depending on the circumstances, it may be impractical or difficult to fix the actual damages sustained in the event Roper breaches the provisions of Paragraphs 8 through 11, inclusive and, accordingly, Roper agrees and acknowledges that at least Ten Thousand and No/100 Dollars ($10,000) for each breach of Paragraphs 8 through 11, is a reasonable estimate of such damages. The liquidated damages provided for in this paragraph are in addition to, and are not in limitation of, any and all other remedies at law, for damages, or in equity otherwise available to the applicable party.

(c) Remedies Cumulative. The remedies in this paragraph are not exclusive, and the parties shall have the right to pursue any other legal or equitable remedies to enforce the terms of this Agreement.

13. Counsel. The parties hereby acknowledge that they have consulted with attorneys of their own choice concerning the terms and conditions of this Agreement, that they have read and understand this Agreement, that they are fully aware of the contents of this Agreement and that they enter into this agreement freely and knowingly and with a full understanding of its legal effect.

14. Governing Law. This Agreement shall be governed by the laws of the State of California, applicable to contracts executed in and to be performed entirely within that state.

15. Entire Agreement. Roper acknowledges and agrees that his signature on this Agreement terminates, invalidates and nullifies all other prior and previously executed employment and employment related agreements, oral or written (included but not limited to the Change In Control Agreement and the Indemnification Agreement), between Roper and VeriSign, except the Assignment of Invention, Nondisclosure and Nonsoliciation Agreement, which shall remain in full force and effect and which is incorporated herein by reference as if set out in full. This Agreement (and those incorporated by reference herein) is the entire agreement between Roper and VeriSign and the Agreement supersedes any previous negotiations, agreements and understandings. Roper acknowledges that he has not relied on any oral or written representations by VeriSign (or its counsel) to induce him to sign this Agreement, other than the terms of this Agreement. No modifications of this Agreement can be made except in writing signed by Roper and VeriSign.

16. Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under existing or future laws effective during the term of this Agreement, such provisions shall be fully severable, the Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of this Agreement, and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement. Furthermore, in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

17. Ambiguities. Attorneys for the parties have participated in the negotiation of this Agreement and, thus, it is understood and agreed that the general rule that ambiguities are to be construed against the drafter shall not apply to this Agreement. In the event that any language of this Agreement is found to be ambiguous, each party shall have an opportunity to present evidence as to the actual intent of the parties with respect to any such ambiguous language.

18. Waiver. No waiver by any party of any breach of any term or provision of this Agreement shall be a waiver of any preceding, concurrent or succeeding breach of this Agreement or of any other term or provision of this Agreement. No waiver by one party shall be binding on the part of, or on behalf of, any other party entering into this Agreement.

19. Notices. For purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or sent by mail or courier with appropriate evidence of mailing or delivery to the courier.

if to VeriSign:	VeriSign, Inc.
487 East Middlefield Road
Mountain View, CA 94043
Attn: General Counsel

if to Roper:	William A. Roper, Jr.
At his most recent address on file with the Company

Either party may provide the other with notices of change of address, which shall be effective upon receipt.

20. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, all of which together shall constitute one and the same instrument.

THE SIGNATORIES HAVE CAREFULLY READ THIS ENTIRE AGREEMENT. ITS CONTENTS HAVE BEEN FULLY EXPLAINED TO THEM BY THEIR ATTORNEYS. THE SIGNATORIES FULLY UNDERSTAND THE FINAL AND BINDING EFFECT OF THIS AGREEMENT. THE ONLY PROMISES MADE TO ANY SIGNATORY ABOUT THIS AGREEMENT, AND TO SIGN THIS AGREEMENT, ARE CONTAINED IN THIS AGREEMENT. THE SIGNATORIES ARE SIGNING THIS AGREEMENT VOLUNTARILY.

PLEASE READ CAREFULLY

THIS SETTLEMENT AGREEMENT AND GENERAL RELEASE

INCLUDES A RELEASE OF KNOWN AND UNKNOWN CLAIMS.

IN WITNESS WHEREOF, the parties have executed this Settlement Agreement and General Release on the dates set forth below.

DATE: June 30, 2008

	By	/s/ William A. Roper, Jr.
William A. Roper, Jr.

VERISIGN, INC.

DATE: June 30, 2008

	By	/s/ D. James Bidzos
D. James Bidzos
Chairman of the Board